EXHIBIT 10.33
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT BY AND BETWEEN
FIRST INDUSTRIAL REALTY TRUST, INC.
AND JOHANNSON L. YAP
     WHEREAS, First Industrial Realty Trust, Inc. (the “Employer”) and Johannson L. Yap (the “Executive”) have entered into that certain Employment Agreement dated March 31, 2002 (the “Agreement”);
     WHEREAS, the Employer and the Executive desire to amend certain provisions of the Agreement in order to bring such provisions into compliance with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (and guidance issued thereunder); and
     WHEREAS, pursuant to Section 10(b) of the Agreement, the Agreement may be amended by written agreement of the parties.
     NOW, THEREFORE, BE IT RESOLVED that, effective as of the 29th day of December, 2008, the Agreement be and is hereby amended in the following particulars:
     1. Section 1 is deleted in its entirety and replaced with the following:
“1. Agreement Term. The Executive’s employment hereunder shall be for a continuous period of five (5) years commencing on December 3, 2008, unless sooner terminated at any time by either party, with or without Cause, such termination to be effective as of thirty (30) days after written notice to that effect is delivered to the other party.”
     2. Section 4(c) is amended by adding to the end of the first sentence thereof the following:
“provided, however, that to the extent that such event constituting Constructive Discharge by the Company is subject to cure, the Company shall have such fifteen (15) days to cure such breach, and if so cured, the Executive shall no longer have the right to terminate due to such event.”
     3. Section 4(d) is amended by replacing the existing third sentence thereof with the following new sentence: (newly added language italicized)
“The amount that the Employer shall be obligated to pay upon the Executive’s death shall be delivered, within thirty (30) days of the Executive’s death, to such beneficiary, designee or fiduciary as the Executive may have designated in writing or, failing such designation, to the executor or administrator of his estate, in full settlement and satisfaction of all claims and demands on behalf of the Executive.”

     4. Section 4(e)(ii) is amended by deleting the existing subsection (A) and replacing it with the following: (newly added language italicized)
“terminate the Executive’s employment and pay him the Severance Amount [as defined in subparagraph (f) of this Section 4], in a lump sum to be paid within 30 days of the termination of Executive’s employment; or”
     5. Section 4(f)(ii)(C) is amended by deleting the existing language thereof and replacing it with the following new Section 4(f)(ii)(C): (newly added language italicized)
“allow a period of eighteen (18) months following the termination of employment for the Executive to exercise any such SIP Options, provided that no such exercise shall be allowed beyond the original expiration date of such SIP Options (determined as if the Executive’s employment had not terminated) unless the exercise price is greater than the fair market value of the stock on the date of termination; and”
     6. Section 4(g)(i)(B)(3) is amended by deleting the existing language thereof and replacing it with the following new Section 4(g)(i)(B)(3): (newly added language italicized)
“the Employer shall allow a period of eighteen (18) months following the termination of employment for the Executive to exercise any such SIP Options, provided that no such exercise shall be allowed beyond the original expiration date of such SIP Options (determined as if the Executive’s employment had not terminated) unless the exercise price is greater than the fair market value of the stock on the date of termination; and”
     7. Section 4(g)(ii)(B) is amended by deleting the first sentence thereof and replacing it with the following new sentence: (newly added language italicized)
“The Executive terminates his employment under this Agreement upon and through written notice given to the Employer within thirty (30) days after the occurrence of a “Triggering Circumstance,” as defined and described below, with the termination of employment effective as of the fifteenth (15) day after such notice, such right of termination to exist only if (x) the Triggering Circumstance described in (i) or (ii) below occurs within a period of three hundred sixty-five (365) days following a Change in Control Event; or (y) either of the Triggering Circumstances described in (iii) or (iv) below occurs within a period of seven hundred thirty (730) days [subject to extension for (iii) as set forth below] following a Change in Control Event; provided, however, that to the extent that such circumstance constituting a Triggering Circumstance is subject to cure, the Company shall have fifteen (15) days to cure such breach, and if so cured, the Executive shall no longer have the right to terminate due to such circumstance.”

     8. Section 4(g)(ii)(B) is amended by deleting subsection (iii) of the second sentence thereof and replacing it with the following new subsection:
“(iii) the Executive’s Performance Bonus opportunities are reduced from that in effect immediately prior to the Change in Control Event (it being understood by the parties that a reduced Performance Bonus payment that is due to the performance of the Company shall not trigger this subsection (iii); provided that, to the extent that a formula based or discretionary bonus structure is in place, that he is not treated dissimilarly than other senior executives of the Company that are participating in such plan or arrangement)”
     9. Section 4(g)(v) is amended by deleting the existing Section 4(g)(v) and replacing it with the following: (newly added language italicized)
“If it is determined, in the opinion of the Employer’s independent accountants, in consultation, if necessary, with the Employer’s independent legal counsel, that any Change in Control Severance Amount, either separately or in conjunction with any other payments, benefits and entitlements received by the Executive in respect of a Change in Control Termination hereunder or under any other plan or agreement under which the Executive participates or to which he is a party, would constitute an “Excess Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and thereby be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then in such event the Employer shall pay to the Executive, as soon as practicable, but not later than the end of the taxable year following the taxable year in which the Executive first remits payment of the excise tax to the Internal Revenue Service, a “grossing-up” amount equal to the amount of such Excise Tax, plus all federal and state income or other taxes with respect to the payment of the amount of such Excise Tax, including all such taxes with respect to any such grossing-up amount. If, at a later date, the Internal Revenue Service assesses a deficiency against the Executive for the Excise Tax which is greater than that which was determined at the time such amounts were paid, then the Employer shall pay to the Executive, as soon as practicable, but not later than the end of the year following the year in which the Executive first remits payment to the Internal Revenue Service in satisfaction of the deficiency, the amount of such unreimbursed Excise Tax plus any interest, penalties and reasonable professional fees or expenses incurred by the Executive as a result of such assessment, including all such taxes with respect to any such additional amount. The highest marginal tax rate applicable to individuals at the time of the payment of such amounts will be used for purposes of determining the federal and state income and other taxes with respect thereto. Employer shall withhold from any amounts paid under this Agreement the amount of any Excise Tax or other federal, state or local taxes then required to be withheld. Computations of the amount of any grossing-up supplemental compensation paid under this subparagraph shall be conclusively made by the Employer’s independent accountants, in consultation, if necessary, with the Employer’s independent legal counsel. If, after the Executive receives any gross-up payments or other amount pursuant to this subparagraph (v), the Executive receives any refund with respect to the Excise Tax, the Executive shall promptly pay the Employer the amount of such refund within ten (10) days of receipt by the Executive.”
     10. A new Section 4(l) is added which states as follows:
“To the extent required to comply with Code Section 409A, any termination which may give rise to a benefit or payment under Section 4 must constitute a ‘separation from service’ as determined under Treas. Reg. Section 1.409A-1(h) before such benefit may be paid. In addition, notwithstanding any provision in the Agreement to the contrary if, as of the effective date of Executive’s termination of employment, he is a “Specified Employee,” then, only to the extent required pursuant to Code Section 409A(a)(2)(B)(i), payments due under this Agreement which are deemed to be deferred compensation shall be subject to a six (6) month delay following the Executive’s separation from service. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments and, accordingly, the aforementioned deferral shall only apply to separate payments which would occur during the six (6) month deferral period and all other payments shall be unaffected. All delayed payments shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh-month following separation from service (or, if earlier, the date of death of the Executive) with all such delayed payments being credited with interest (compounded monthly) for this period of delay as provided in Section 10(g). Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the termination shall be paid to Executive in accordance with the payment schedule established herein. In the event that there is any disagreement between the parties as to whether any payment or benefit due hereunder constitutes deferred compensation under Code Section 409A, the Company shall hire, at its sole cost, a nationally recognized law firm (which is reasonably acceptable to Executive) to provide advice regarding the proper treatment of such payment or benefit. It is the intent of the parties that payments hereunder shall be in compliance with, or exempt from, Code Section 409A and the parties agree to reasonably cooperate to effectuate such intent. It is also the intent of the parties that the payments under this Agreement not be treated as deferred compensation under Code Section 409A and therefore not be subject to a six (6) month delay and that each party believes, that based on IRS authority as of the date of execution of this Amendment, that the Company would not be obligated to impose a six (6) month delay following the Executive’s separation from service on payments under this Agreement. Should this Section 4(l) otherwise result in a delay with respect to providing welfare benefits to Executive, any such benefits shall be made available to the Executive during such delay period at Executive’s expense and the Company shall reimburse Executive for such payments at the same time and in the same manner (including interest) as set forth in this Section 4(l) regarding the payment of accumulated delayed payments.”
     11. Section 9(b) of the Agreement is amended by adding the following sentence to the end of the Section:
“Any amounts to be paid or reimbursed by the Employer to the Executive under this Section shall be paid to the Executive as soon as practicable, but not later than the end of the taxable year following the year in which they were incurred.”
     12. Section 10(d) of the Agreement is amended by adding the following sentence to the end of the Section:
“Any amounts to be paid or reimbursed by the Employer to the Executive under this Section shall be paid to the Executive as soon as practicable, but not later than March 15 of the year following the year in which the arbitrator chooses a Proposed Solution.”
     IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.
FIRST INDUSTRIAL REALTY TRUST, INC.

By:	John H. Clayton	/s/ Johannson L. Yap

	Its: Vice President — Corp. Legal	JOHANNSON L. YAP

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